EXHIBIT 99.1

Contacts:	Tularik Inc.
Traci McCarty
650-825-7182

Tularik Reports 2004 First Quarter Financial Results

South San Francisco, Calif., April 22, 2004 – Tularik Inc. (Nasdaq: TLRK) today reported results for the first quarter ended March 31, 2004. Revenue for the quarter was $10.9 million, compared to 2003 first quarter revenue of $6.7 million. Net losses for the quarter were $23.8 million, or $0.36 per share, compared to a net loss of $24.2 million, or $0.44 per share, for the same period in 2003. At March 31, 2004, Tularik had $178.2 million in cash, cash equivalents and marketable securities, including $10.1 million from Tularik’s majority-owned subsidiary, Cumbre Inc.

On March 29, 2004, Amgen Inc. and Tularik jointly announced that they have signed a definitive merger agreement whereby Tularik will become a wholly-owned subsidiary of Amgen in a stock-for-stock transaction. Under the terms of the agreement, Amgen, in a tax-free transaction, will exchange Tularik common stock for Amgen common stock in a ratio that fixes Tularik’s value at $25 per share based on the average Amgen stock price during a set number of trading days prior to the close of the transaction. The value of the transaction as of the anticipated closing date is expected to be approximately $1.3 billion, net of estimated cash to be acquired and net of Amgen’s existing ownership of Tularik of approximately 21 percent. The transaction is expected to close in the second half of 2004.

Clinical Highlights:

•	Tularik is conducting a pivotal trial with T67 for the first-line treatment of hepatocellular carcinoma (HCC), a primary liver cancer. T67 is an anti-cancer drug candidate with a novel chemical structure that binds to ß-tubulin, a known anti-cancer drug target. An interim analysis of data collected on the first 100 patients enrolled will be conducted this quarter by the Data Monitoring Committee.

•	Tularik’s second anti-cancer drug candidate, T607, is an analog of T67. Tularik is conducting Phase 2 studies with T607 for the treatment of esophageal cancer and gastric cancer.

•	Tularik is conducting a Phase 2 study of T487 in patients with psoriasis. T487 is an antagonist to CXCR3, a chemokine receptor implicated in autoimmune and inflammatory diseases. The Company expects to begin a Phase 2 study of T487 in patients with rheumatoid arthritis this quarter.

•	Tularik is conducting a Phase 2 study of T131 in patients with type 2 diabetes. T131 is a selective modulator of PPAR≥ (peroxisome proliferator-activated receptor gamma), a protein involved in the body’s ability to respond to insulin. Preclinical data suggest T131 may have an improved safety profile compared to that of existing agents.

•	Tularik is currently enrolling volunteers in a Phase 1 study with T71 for obesity. T71 is an orally-active drug candidate that decreases food consumption and increases metabolic rate in preclinical studies. The single ascending dose study is complete and the multiple ascending dose Phase 1 study is scheduled to be completed by the fourth quarter of this year.

Financial Results

Revenues for the first quarter of 2004 totaled $10.9 million, compared to revenues of $6.7 million for the same period in 2003. Collaborative research revenues comprised all of the first quarter 2004 revenues and were derived from research collaborations with Amgen Inc., Japan Tobacco Inc., Medarex, Inc. and Sankyo Company, Limited. Revenues for the first quarter of 2004 increased as compared to 2003 due to our collaboration with Amgen and the expansion of our collaboration with Sankyo. Additionally, we recorded $2.9 million in revenue related to the termination in May 2004 of the research portion of our metabolic disease collaboration with the pharmaceutical division of Japan Tobacco.

Total operating expenses for the three months ended March 31, 2004 increased to $34.7 million from $31.3 million for the same period in 2003. The increase in 2004 operating expenses was primarily due to increased costs associated with research and development headcount and overhead, and the progression of clinical programs.

Interest income decreased to $0.6 million for the first quarter of 2004 from $0.8 million for the first quarter last year. The decrease was due to lower yields on our investment portfolio.

Net loss for the first quarter of 2004 was $23.8 million, or $0.36 per share, compared to a net loss of $24.2 million, or $0.44 per share, for the same period in 2003.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, inflammation and metabolic disease. Tularik currently has five drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma and Phase 2 trials with T607 for the treatment of gastric and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are in Phase 2 trials to evaluate safety and pharmacokinetic parameters. T71 for the treatment of obesity is in Phase 1 trials. For more information, visit Tularik’s Internet website at www.tularik.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003. Additional risks and uncertainties include the possibility that the merger may not be consummated or that Amgen and Tularik may be required to modify aspects of the transaction to achieve regulatory approval; that the businesses of Amgen or Tularik may suffer due to uncertainty created by the merger and that Amgen and Tularik may be unable to successfully execute their integration strategies. Tularik does not undertake any obligation to update forward-looking statements.

Additional Information about the Merger and Where to Find It

In connection with Amgen’s proposed acquisition of Tularik (“Acquisition”), Tularik intends to file a proxy statement and other relevant materials and Amgen intends to file a registration statement/prospectus and other relevant materials, with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS OF AMGEN AND TULARIK ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMGEN, TULARIK AND THE ACQUISITION. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Amgen or Tularik with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Amgen by directing a written request to: Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Tularik by contacting Tularik Inc., Attn: Investor Relations at 1120 Veterans Blvd., South San Francisco, CA 94080. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Acquisition.

Amgen, Tularik and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tularik in favor of the Acquisition. Information about those executive officers and directors of Amgen and their ownership of Amgen common stock is set forth in the Amgen Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 11, 2004. Information about the executive officers and directors of Tularik and their ownership of Tularik common stock is set forth in the proxy statement for Tularik’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Amgen, Tularik and their respective executive officers and directors in the Acquisition by reading the proxy statement/prospectus regarding the Acquisition when it becomes available.

TULARIK INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2004	2003
	(unaudited)	(unaudited)
Revenue:
Collaborative research and development	$10,884	$5,061
Technology license fee	—	1,600

	10,884	6,661

Operating expenses:
Research and development	31,557	28,329
General and administrative	3,171	2,976

	34,728	31,305

Loss from operations	(23,844)	(24,644)

Interest and other income	612	839
Interest and other expense	(525)	(406)

Net loss	$(23,757)	$(24,211)

Basic and diluted amounts per share:
Net loss	$(0.36)	$(0.44)

Weighted-average shares used in computing basic and diluted net loss per share	66,787,117	55,103,415

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003
	(unaudited)	(Note)
Cash and cash equivalents	$93,588	$92,730
Investments	81,699	95,281
Other current assets	5,939	7,719

Total current assets	181,226	195,730

Property and equipment, net	23,211	25,838
Non-current and restricted investments	7,476	16,989
Other assets	5,421	5,850

Total assets	$217,334	$244,407

Liabilities and stockholders’ equity:
Current liabilities	$37,128	$41,981
Long-term obligations	25,887	28,088
Minority interest	26,250	26,250
Stockholders’ equity	128,069	148,088

Total liabilities and stockholders’ equity	$217,334	$244,407

(Note): Derived from audited consolidated financial statements at that date.